UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 11 )*



                         Volt Information Sciences, Inc.
       ------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.10 par value
       ------------------------------------------------------------------
                         (Title of Class of Securities)

                                   928703 10 7
                         ------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

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CUSIP No. 928703 10 7                                          Page 2 of 4 Pages
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================================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         William Shaw
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [_]
                                                                     (b) [_]


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3        SEC USE ONLY



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4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

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                                 5          SOLE VOTING POWER

                                            2,486,952

                              --------------------------------------------------
          NUMBER OF              6          SHARED VOTING POWER
           SHARES
        BENEFICIALLY                        -0-
          OWNED BY
            EACH              --------------------------------------------------
          REPORTING              7          SOLE DISPOSITIVE POWER
           PERSON
            WITH                            2,486,952

                              --------------------------------------------------
                                 8          SHARED DISPOSITIVE POWER

                                            -0-

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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,486,952

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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]


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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         25.4%

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12       TYPE OF REPORTING PERSON*

         IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

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CUSIP No. 928703 10 7                                          Page 3 of 4 Pages
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                                  William Shaw
                               Amendment No. 11 to
                                  Schedule 13G

           Except as to Item 4, no change has occurred with respect to the answer to any item of this schedule from the information last reported in response to such item.

Item 4.    Ownership:

           The following information is at December 31, 1996:

(a) Amount Beneficially Owned: 2,486,952 shares. Pursuant to the rules of the Securities and Exchange Commission respecting beneficial ownership, includes 100,000 shares which were not actually outstanding but which were issuable upon exercise of options held by the undersigned, each of which are presently exercisable in full. Such shares are considered outstanding for the purpose of computing the "Percent of Class" below. Also includes (i) 2,746 shares held for the undersigned's benefit under the Company's Employee Stock Ownership Plan as at May 31, 1996 (the latest date as of which information concerning plan allocations is available), (ii) 24, 411 shares held for the undersigned under the Company's 401(k) Savings Plan and (iii) 66,374 shares held as sole trustee for the benefit of Mr. Shaw's wife as to which 66,374 shares Mr. Shaw disclaims beneficial ownership.

(b)        Percent of Class:              25.4%

(c)        Number of shares as to which such person has:

           (i)        sole power to vote or direct the vote -

                      2,486,952 shares.

           (ii)       shared power to vote or direct the vote -

                      0 shares.

           (iii)      sole power to dispose or direct the disposition of -

                      2,486,952 shares.

           (iv)       shared power to dispose or to direct the disposition of -

                      0 shares.

                                       13G

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CUSIP No. 928703 10 7                                          Page 4 of 4 Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997



                                              /s/  William Shaw
                                              ------------------------
                                              William Shaw